Exhibit 99.1

For Immediate Release

May 11, 2023

SUNSHINE BIOPHARMA REPORTS 2023 FIRST QUARTER RESULTS: REVENUES UP 2,100%

Montreal, Canada – (GLOBE NEWSWIRE) – Sunshine Biopharma Inc. (NASDAQ: “SBFM”), a pharmaceutical company offering and researching life-saving medicines in a variety of therapeutic areas including oncology and antivirals today announced that it has filed its 2023 first quarter report. The Report shows gross revenues of $4,894,053 as of March 31, 2023, an increase of more than 2,100% over the same period in 2022. The increase was largely due to the prescription drugs sales of Nora Pharma Inc., a generic pharmaceuticals company that Sunshine Biopharma acquired in October 2022.

The following are 2023 first quarter highlights:

•	On January 19, 2023, Sunshine Biopharma announced a stock repurchase program of up to $2 million under SEC Rule 10B-18. During the three months ended March 31, 2023, the Company repurchased a total of 445,711 shares of common stock. The 445,711 repurchased common shares were cancelled and returned to treasury reducing the number of issued and outstanding shares from 22,585,632 to 22,139,921. The stock repurchase program continues to be in place.

•	On February 10, 2023, Sunshine Biopharma entered into a research agreement with the Jewish General Hospital, a McGill University Health Center hospital located in Montreal, Quebec, Canada. The research effort is focused on advancing the development of Sunshine Biopharma’s Adva-27a anticancer compound through the IND-enabling studies.

•	On February 28, 2023, Sunshine Biopharma entered into an exclusive worldwide License Agreement with the University of Arizona. The License Agreement grants Sunshine Biopharma exclusive worldwide rights for all of the University of Arizona and University of Illinois Chicago technology pertaining to PLpro protease inhibitors of SARS-CoV-2, the coronavirus that causes COVID-19.

“We are thrilled with our first quarter results and look forward to equally exciting results for the rest of 2023 and further growth in the coming year and beyond,” said Camille Sebaaly, CFO of Sunshine Biopharma.

About Sunshine Biopharma

Sunshine Biopharma recently acquired Nora Pharma Inc. and as a result the Company now has 50 generic prescription drugs on the market in Canada and 48 employees. The Company is planning to expand its product offering to 86 generic pharmaceuticals over the next two years. In parallel, Sunshine Biopharma is continuing its proprietary drug development program which is comprised of (i) K1.1 mRNA for liver cancer, (ii) Adva-27a, a small chemotherapy molecule for pancreatic cancer, and (iii) PLpro inhibitor for COVID-19. For more information, please visit: www.sunshinebiopharma.com

1

Safe Harbor Forward-Looking Statements

This press release contains forward-looking statements which are based on current expectations, forecasts, and assumptions of Sunshine Biopharma, Inc. (the “Company”) that involve risks as well as uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected. These statements appear in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, including statements related to the Company’s drug development activities, financial performance, and future growth. These risks and uncertainties are further described in filings and reports by the Company with the U.S. Securities and Exchange Commission (SEC). Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in the Company’s filings with the SEC. Reference is hereby made to cautionary statements and risk factors set forth in the Company’s most recent SEC filings.

For Additional Information:

Sunshine Biopharma Contact:

Camille Sebaaly, CFO

Direct Line: 514-814-0464

camille.sebaaly@sunshinebiopharma.com

2